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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                       GENERAL MARITIME SHIP HOLDINGS LTD.

                                    * * * * *

      UNDER SECTIONS 90 AND 93 OF THE MARSHALL ISLANDS BUSINESS CORPORATIONS
ACT.

      I, Peter C. Georgiopoulos, Chairman and Chief Executive Officer of General Maritime Ship Holdings Ltd., for the purpose of amending and restating the Articles of Incorporation, hereby certify:

      1. The name of the Corporation is General Maritime Ship Holdings Ltd.

      2. The Articles of Incorporation were filed with the Registrar of Corporations as of the 11th day of October, 2000.

      3. The Articles of Incorporation are hereby amended and restated in their entirety as follows:

      FIRST. The name of the corporation shall be General Maritime Ship Holdings Ltd.

      SECOND. The purpose of the Corporation is to engage in any lawful business purpose or purposes for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the "BCA").

      THIRD. The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

      FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is eighty million (80,000,000), of which stock five million (5,000,000) registered shares of the par value of one cent (US$.01) per share shall be preferred stock, and of which seventy-five million (75,000,000) registered shares of the par value of one cent (US$.01) per share shall be common stock.

      The rights, preferences and limitations of said classes of stock are as follows:

      1. The preferred stock may be issued from time to time by the Board of Directors as shares of one or more series of preferred stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the following:

            (a) The distinctive serial designation of such series which shall distinguish it from other series;

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            (b) The number of shares included in such series, which number may be increased or decreased from time to time to the extent unissued, authorized shares of preferred stock remain available for such purpose, unless otherwise provided by the Board of Directors in creating the series;

            (c) The annual dividend or other rate (or method for determining such rate) for shares of such series and the date or dates upon which such dividends shall be payable;

            (d) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method for determining the date or dates) from which dividends on the shares of such series shall be cumulative;

            (e) The amount or amounts (or the method for determining the amount or amounts) which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

            (f) The price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

            (g) The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

            (h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates (or method for determining same) of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder or the Corporation into shares of any class of stock or into shares of any other series of preferred stock;

            (i) The voting rights, if any, of the shares of such series in addition to those required by law;

            (j) The ranking of the shares of the series as compared with shares of other series of preferred stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

            (k) Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.

      2. No holder of common stock or of preferred stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, except as provided in the Certificate of Designation


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related to a given series of preferred stock or as fixed by the Board of
Directors in accordance with paragraph 1 of this Article Fourth.

      3. Except as otherwise provided by the Board of Directors in accordance with paragraph 1 above in respect of any series of preferred stock, all voting rights of the Corporation shall be vested exclusively in the holders of the common stock who shall be entitled to one vote per share and shall be entitled to notice of any shareholders meeting and to vote upon any such matters as provided in the by-laws of the Corporation or as may be provided by law. Except for and subject to those rights expressly granted to holders of preferred stock or except as may be provided by the laws of the Republic of the Marshall Islands, the holders of common stock shall have exclusively all other rights of shareholders, including, without limitation, (i) the right to receive dividends, when and as declared by the Board of Directors of the Corporation, out of assets lawfully available therefor, and (ii) in the event of any distribution or assets upon a liquidation or otherwise, the right to receive all the assets and funds of the Corporation remaining after the payment to the holders of the preferred stock, if any, of the specific amounts which they are entitled to receive upon such distribution.

      FIFTH. The Corporation is to have perpetual existence and shall have every power which a corporation now or hereafter organized under the BCA may have.

      SIXTH. (a) From and after the closing of the initial public offering of the Corporation's common stock pursuant to the United States Securities Act of 1933, as amended, the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. The Board of Directors shall by resolution initially divide the Board of Directors into three classes, with the term of office of the first class to expire at the 2002 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2003 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2004 Annual Meeting of Shareholders. Commencing with the 2002 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director's successor is elected and has qualified. Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than 66 2/3% of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

            (b) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of


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capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (c) of this Article Sixth shall not apply with respect to the director or directors elected by such holders of preferred stock.

            (c) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

            (d) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Sixth.

      SEVENTH. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation by a vote of not less than a majority of the entire Board of Directors, and the shareholders may not make additional by-laws and may not alter or repeal any by-law, except where such power to amend or repeal is expressly granted by the BCA. Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Seventh.

      EIGHTH. (a) Except as provided in this Article Eighth, special meetings of the shareholders may be called exclusively by the Board of Directors, who shall state the purpose or purposes of the proposed special meeting. If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the organization of the Corporation or after its last annual meeting, holders of not less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call. The Secretary of the Corporation upon receiving the written demand shall promptly give notice of such meeting, or if the secretary fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice. Such notice shall state the purpose or purposes of the proposed special meeting. The business transacted at any special meeting shall be limited to the purposes stated when the meeting is called by the Board of Directors or in the notice of such meeting.

            (b) Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.


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            (c)   Notwithstanding any other provisions of these Articles of
Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Eighth.

      NINTH. (a) The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

                  (1) prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

                  (2) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

                  (3) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Shareholder; or

                  (4) the shareholder became an Interested Shareholder pursuant to the Corporation's Plan of Recapitalization to be consummated on and after the date of effectiveness of the initial public offering of the Corporation's common stock under the Securities Act of 1933, as amended, or is Peter C. Georgiopoulos, Oaktree Capital Management, LLC or Wexford Capital LLC or an affiliate or associate thereof.

            (b)   The restrictions contained in this section shall not apply if:

                  (1) A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

                  (2) The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which
(i) constitutes one of the transactions described in the following sentence;
(ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an


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Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

                      (I) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

                      (II) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; or

                      (III) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

      The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (I) or (II) of the second sentence of this paragraph.

            (c)   For the purpose of this Article Ninth only, the term:

                  (1) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

                  (2) "Associate," when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares;
(ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

                  (3) "Business Combination," when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

                      (i) Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and, as a result of such merger or consolidation, Paragraph (a) of this Article Ninth is not applicable to the surviving entity;

                      (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned


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subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

                      (iii) Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any shares of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such;
(B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C) - (E) of this subparagraph shall there be an increase in the Interested Shareholder's proportionate share of any class or series of shares of the Corporation;

                      (iv) Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares of the Corporation, or securities convertible into any class or series of shares of the Corporation, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

                      (v) Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i) - (iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

                  (4) "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

                  (5) "Interested Shareholder" means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an


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affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term "Interested Shareholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (6) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

                  (7) "Voting stock" means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

                  (8) "Owner," including the terms "own" and "owned," when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

                      (i) Beneficially owns such shares, directly or indirectly; or

                      (ii) Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                      (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

            (d) Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the


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affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Ninth.

      TENTH. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty in such capacity except that the liability of a director shall not be eliminated or limited (i) for any breach of such director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which such director derived an improper personal benefit. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA's amended provisions pertain. Any repeal or modification of this Article Tenth by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

      4. The amendment and restatement of the Articles of Incorporation was authorized by written consent of the sole incorporator of the Corporation in accordance with Division 9, Section 88(3) of the BCA.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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      IN WITNESS WHEREOF, General Maritime Ship Holdings Ltd., has caused these Amended and Restated Articles of Incorporation to be signed by Peter C. Georgiopoulos, its Chairman and Chief Executive Officer, on the 7th day of June, 2001.

GENERAL MARITIME SHIP HOLDINGS LTD.


By: /s/ Peter C. Georgiopoulos
   ---------------------------------
Name:  Peter C. Georgiopoulos
Title: Chairman and Chief
       Executive Officer